First Security Group, Inc.
A Multi-bank Holding Company

Rodger B. Holley

June 16, 2003
Dear Fellow Shareholder,

The purpose of this letter is three-fold: (1) to inform you of a 12 for 10 stock split, (2) to introduce our new logo and the name change of our affiliate banks in Tennessee, and (3) to provide you with our operating results for the first quarter of 2003.

First, on April 23, 2003, the board of directors of First Security Group, Inc. approved a 12 for 10 stock split in the form of a 20% stock dividend for shareholders of record on June 2, 2003 and distributed today, June 16, 2003. Your new stock certificate is included with this letter. If you have any questions regarding your certificate, please contact the Investor Relations Department of Registrar and Transfer Company at 800-368-5948.

Second, you will soon see a new name and logo on the signs, statements, notices and debit/credit cards of our affiliate banks in Tennessee.

First State Bank	First Security Bank	Frontier Bank

…are now…

All of the things important to our customers remain the same. Ownership and management have not changed. Customers will continue to be served by the same friendly employees at the same convenient locations and customers can still select from the same great financial services and products. So why the change? Our banks have been individually chartered in Tennessee and Georgia. Recently, we were approved to convert to nationally chartered banks. The name change to FSGBank gives our affiliate banks a common identity and the national bank designation provides us more flexibility in our multi-state environment.

Third, for the first quarter and thus far in the second quarter of 2003, our accomplishments include the following. We completed our acquisition of Premier National Bank in Dalton, Georgia. We elected Harold Anders, Bill Kilbride, and J. Moser to the FSG board of directors. And, we furthered our branching and growth efforts. As of March 31, 2003, FSG had total assets of $597.5 million, total loans of $422.2 million, total deposits of $491.5 million and stockholders’ equity of $79.8 million. FSG earned $336 thousand for the first quarter of 2003, compared to $806 thousand for the same period in 2002. The reduction in earnings was due to the additional costs associated with our branching efforts and an increase in the provision for inherent risks in the loan portfolio .

Thank you for your business and your support and, as always, we welcome your comments and suggestions.

Sincerely,

Rodger B. Holley
Chairman, Chief Executive Officer and President

817 Broad Street, Chattanooga, Tennessee 37402 ■ 423-266-2000 ■ Fax 423-267-3383